Exhibit 4.1

PRUDENTIAL PLC

RULES OF THE PRUDENTIAL DEFERRED ANNUAL INCENTIVE PLAN

2013

As approved by the Remuneration Committee of the board of directors of the Company on 30 September 2013 and as amended by the Remuneration Committee on 27 June 2017 and 26 June 2018

Table of Contents

Contents		Page

1	Interpretation and definitions	2

2	Eligibility	3

3	Terms of Awards	4

4	Granting Awards	4

5	No transfer of Awards and Awards not pensionable	5

6	Rights issues and variations of capital	5

7	Vesting	5

8	Adjustment and Clawback of Awards	6

9	Exercise and lapse of Nil-Cost Options	8

10	Leaving employment, death and other lapse	8

11	Sale of employer and takeover of Prudential	9

12	Demergers and significant distributions	10

13	Tax	10

14	General	11

15	Changing the Plan	14

16	Governing law and jurisdiction	14

SCHEDULE 1		15

SCHEDULE 2 United States		17

i

1                                      Interpretation and definitions

1.1                            Definitions

In these rules (including in any Schedule to these rules, unless the same term is defined in the Schedule):

“Award” means a right to acquire Shares (which can take the form of a Conditional Award or a Nil-Cost Option or a Restricted Share Award) granted under the Plan;

“Bonus” means in respect of an Award, the amount of a Participant’s annual bonus for the financial year by reference to which the Award is granted;

“Cause” means termination of employment in circumstances which entitle a Participant’s employer to dismiss him summarily under the terms of his employment contract or under the law of the jurisdiction applicable to the Participant’s employment at the time of such termination;

“Company” means Prudential plc;

“Conditional Award’ means a right to acquire Shares for free on Vesting;

“Control”  means, in relation to a body corporate, the power of a person to secure:

(a)                                    by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)                                    by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate that the affairs of the first-mentioned body corporate are conducted in accordance with the wishes of that person and Controlled will be construed accordingly;

“Date of Grant” means, in respect of an Award, the date confirmed as the date of grant in accordance with rule 3.1 of the Plan;

“Dealing Restrictions” means any restrictions imposed by statute, order, regulation or Government directive, or by any code adopted by the Company based on the Model Code of the UK Listing Authority for transactions in securities by directors, certain employees and persons connected with them;

“Dividend Equivalent” means a right to have the number of Shares subject to an Award increased on Vesting as described in rule 7.5;

“Exchange Rate” means, for any day, the average exchange rate between any two currencies quoted in the Financial Times for the period of 30 consecutive days ending with the day before that day;

“Grantor” means the Member of the Group or the trustee of any employee trust who has agreed before the Date of Grant to be the Grantor in relation to an Award or, if no company or trust has so agreed, the Company;

“Group Remuneration Committee” or “Remuneration Committee” means the Remuneration Committee of the board of directors of the Company or any other duly authorised committee or other body of persons to whom the Group Remuneration Committee delegates some or all of its functions or, where a discretion is to be exercised under rule 11, those people who were the Group Remuneration Committee immediately before the event by virtue of which that rule applies or will apply;

“London Stock Exchange” means London Stock Exchange plc;

“Market Value” means, on any day, the average of the middle market closing quotation of a Share as derived from the Daily Official List of the London Stock Exchange (or from any other stock exchange on which Shares are listed) over the period of 3 consecutive trading days immediately preceding that day or, at the discretion of the Remuneration Committee, the middle market quotation or the closing price for a Share as so derived for the immediately preceding day or on the day itself;

“Member of the Group” means:

(i)                                  the Company; and

(ii)                               its Subsidiaries from time to time; and

“Nil-Cost Option” means a right to acquire Shares at the option price specified at the Date of Grant (which could be a nominal price);

“Participant” means a person holding an Award or his personal representatives;

“Plan” means these rules known as the “Prudential Group Deferred Annual Incentive Plan 2013” as changed from time to time;

“Release Date” is the date or dates on which Shares are transferred to a Participant in satisfaction of an Award;

“Restricted Share Award” means a right to Restricted Shares;

“Restricted Shares” means Shares granted under Schedule 1 to the Plan;

“Shares” means fully paid ordinary shares in the capital of the Company or American Depositary Receipts in respect of one or more such shares;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Vesting” means, in the case of a Conditional Award, a Participant’s right to Shares becoming unconditional and, in the case, of a Nil-Cost Option, the Nil-Cost Option becoming exercisable, each as described in rule 7;

“Vesting Date” is the date or dates on which an Award will normally Vest which will be determined for each Award as described in rule 3.1.2.

1.2                            Schedules

In the event of any conflict between a Schedule to these rules applicable to any Award and the rest of these rules, the Schedule will prevail.

2                                      Eligibility

The Remuneration Committee may select any employee of a Member of the Group who has been awarded a Bonus to participate in the Plan.

3                                      Terms of Awards

3.1                            Terms to be set at grant

On or before the grant of an Award or the payment of a Bonus, the Remuneration Committee will determine:

3.1.1                  the amount or percentage of the Bonus which would otherwise be payable to the Participant which will be paid to him in the form of an Award;

3.1.2                  the Vesting Date or Vesting Dates of the Award to be made;

3.1.3                  whether the Award will take the form of a Nil-Cost Option or a Conditional Award or a Restricted Share Award (and, if it does not, the Award will take the form of a Conditional Award) provided that the form which the Award takes may be changed prior to its Vesting, if the Company and the Participant agree, to be a Nil-Cost Option, a Conditional Award or a Restricted Share Award, as the case may be;

3.1.4                  whether the Award will carry Dividend Equivalents in accordance with rule 7.5 (and it will, unless the Remuneration Committee decides otherwise);

3.1.5                  the Date of Grant (or if it does not, the Date of Grant will be confirmed when the Award is communicated to the Participant);

3.1.6                  whether the Award is subject to clawback provisions in accordance with Rule 8.4;

3.1.7                  which Schedules will apply to the Award (in addition to any which apply by virtue of rule 3.2); and

3.1.8                  any other terms or conditions to be applicable to the Award, at the discretion of the Remuneration Committee.

3.2                            Application of Schedules

Schedule 1 will apply to Awards which take the form of Restricted Shares.  Schedule 2 will apply to Awards made to a Participant who is subject to taxation under the laws of the United States of America.

3.3                            Number of Shares subject to Award

The number of Shares subject to each Award will be the amount of the Bonus which would otherwise be payable to the Participant which is to be paid in the form of an Award (see rule 3.1.1) divided by the Market Value of a Share on the Date of Grant, rounded down to the nearest whole Share.

The Bonus shall be converted into the currency in which Shares are traded (if different to that in which the Bonus is to be paid) using the Exchange Rate.

4                                      Granting Awards

4.1                            Documentation of Awards

Awards will be granted by deed. Each Participant will be sent an award certificate and/or an award letter on or as soon as practicable after the Date of Grant (and the award certificate may be the deed granting the Award or another document). The certificate and/or the award letter will summarise the terms which have been set in relation to the Award under rule 3.1.

The deed and certificate will be sent on such basis as may be determined by the Share Plan Committee (not inconsistent with these rules and the decisions made under rule 3) and will be issued in relation to any Award, only with the approval of that committee. The ‘Share Plan Committee’ is the committee established by the board of the Company to administer the Plan.

4.2                            Time when Awards may be granted

As soon as reasonably practicable after the announcement of the Group’s annual results for the financial year when the number of Shares subject to the Award can be determined (having regard to any Dealing Restrictions), the Company will grant to each Participant an Award over the number of Shares determined under rule 3.3.  An Award may be granted at any other time, subject to any Dealing Restrictions, if the Remuneration Committee determines that this is appropriate.

5                                      No transfer of Awards and Awards not pensionable

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If, in breach of this rule, a Participant transfers, assigns or disposes of an Award or rights, whether voluntarily or involuntarily, the relevant Award will immediately lapse.  This rule 5 does not apply to the transmission of an Award on the death of a Participant to his personal representatives.

Neither an Award nor any benefit in respect of the Plan is pensionable.

6                                      Rights issues and variations of capital

If there is a variation in the equity share capital of the Company, including a capitalisation, sub-division, consolidation or reduction of share capital or if there is a rights issue, demerger (in whatever form), special dividend or exempt distribution for tax purposes or other distribution in specie, the number of Shares and/or the kind of securities comprised in each Award may be adjusted in any way (including retrospective adjustments) which the Group Remuneration Committee considers appropriate to take account of the effect of the transaction on the value of Awards.

7                                      Vesting

7.1                            Normal Vesting

Subject to the rest of these rules, an Award will Vest on each Vesting Date as to the relevant number of Shares (increased as described in rule 7.5 if applicable).

Unless the Vesting of an Award on each Vesting Date and the subsequent delivery of Shares in respect of it do not give rise to any dealing which would be a Dealing Restriction, the Award will Vest as soon as is practicable after the Dealing Restriction no longer applies.

7.2                            Consequences of Vesting for Conditional Awards

Subject to the rest of this rule 7 and to rule 13, to the extent a Conditional Award Vests, the Grantor will procure that the relevant number of Shares is transferred to or to the order of the Participant within 30 calendar days of the date on which it Vests.

7.3                            Consequences of Vesting for Nil-Cost Options

7.3.1                  Subject to Rule 7.1 and Rule 8, the Participant may exercise a Nil-Cost Option from the date on which it Vests. He may exercise it only in respect of the number of Shares in respect of which it has Vested.

7.3.2                  Subject to the rest of this rule 7 and to rule 13, the Grantor will procure that the relevant number of Shares are transferred to or to the order of the Participant within 30 calendar days of the date on which it is validly exercised.

7.4                            Cash equivalent

The Remuneration Committee may decide, if it is appropriate for legal, regulatory or tax reasons, to make a cash payment to a Participant, in lieu of delivering Shares, of an equivalent value to the Shares on the date of Vesting (or the date of exercise in the case of a Nil-Cost Option), including any additional Shares under rule 7.5.but subject to any necessary deductions required by law.

7.5                            Dividend equivalents

If an Award carries Dividend Equivalents, the number of Shares subject to it will be enhanced on the basis determined by the Remuneration Committee, which may be by increasing the number of Shares comprised in the Award (including any additional Shares previously added to it under this rule 7.5) by an additional number of Shares having a Market Value on the record date of the dividend or when it is paid equivalent to the gross or net amount of the dividend to take account of all dividends the record date for which falls between the Date of Grant and the Release Date.

The number shall be rounded down to the nearest whole Share and for the purpose of this rule 7.5, dividends means ordinary dividends paid in respect of Shares, unless the Remuneration Committee determines otherwise in any particular case. It will not include any distribution in respect of which an adjustment is made under rule 6.

8                                      Adjustment and Clawback of Awards

8.1                            Review of Awards

8.1.1                  Prior to an Award Vesting, the Group Remuneration Committee may, in its absolute discretion, determine that an Award should be adjusted if it decides that:

(i)                                  a business decision taken after the start of the financial year to which the Bonus relates by the business unit in which the Participant works at the time of the decision has resulted in a material breach of any law, regulation, code of practice or other instrument which applies to companies or individuals within the business unit;

(ii)                               there is a materially adverse restatement of the accounts for the year to which the Bonus relates:

(a)                       of the business unit in which the Participant worked at any time in that year; and/or

(b)                       of any Member of the Group which is attributable to incorrect information about the affairs of that business unit; and/or

8.1.2                  If rule 8.1.1 applies, the Group Remuneration Committee will make the same decision in respect of all Participants who work for the same business unit at the time of the decision.

8.2                            Postponement of Vesting Date

Where the Committee considers that there are circumstances that require further investigation or review which may, following such investigation or review, lead to a determination that an Award should be adjusted under Rule 8.1, the Committee may postpone the Vesting Date applicable to the whole or part of that Award (at its discretion) to such later date as the Committee determines.  If the Committee determines to postpone the Vesting Date of an Award then the Committee will notify the affected Participant(s) of that postponement and of the estimated date by which such further investigation or review will be concluded.  Following completion of such further investigation or review the Committee will, subject to any adjustment to be made under Rule 8.1, determine the revised Vesting Date for that Award.

8.3                            Adjustment of Awards

Following any review under Rule 8.1, the Group Remuneration Committee may determine that any Award which has not yet Vested be adjusted, by reducing the number of Shares in respect of that Award as the Group Remuneration Committee believes to be appropriate (including to zero).  The Shares which may be adjusted may include any Shares which represent any dividends in accordance with Rule 7.5.  Any Participant affected by an adjustment will be notified of this in writing as soon as practicable.

8.4                            Clawback

Unless the Remuneration Committee determines otherwise at the time an Award is made, the Remuneration Committee may exercise its powers under this Rule 8.4 in respect of any Award made on or after 1 January 2015 to a Participant who is a member of the Group Executive Committee.

This Rule 8.4 applies in circumstances where at any time before the fifth anniversary of the end of the relevant financial year or other period in respect of which the relevant Bonus was payable, the Remuneration Committee determines in its absolute discretion that either (i)  there is a materially adverse restatement of the Company’s published accounts in respect of any financial year by reference to which (in whole or part) the Bonus was calculated or (ii) it becomes apparent that a material breach of a law or regulation took place during either such years or the period between the Date of Grant and the Vesting Date which resulted in significant harm to the Company or its reputation.

If this Rule 8.4 applies then the Remuneration Committee may, to the extent that it considers appropriate, taking account of the extent of each Participants’ responsibility for the relevant restatement or breach, determine in its absolute discretion:

(a)                              in respect of any Conditional Awards which have vested or Nil-Cost Options that have been exercised that the relevant Participant must repay to the Company by way of clawback an amount in cash up to the net value of the Shares he received at the date the Award vested or was exercised (as the case may be) (based on the share price at that date) after deductions were made for tax and employee social security contributions.

Following any such determination the Participant shall make payment of the relevant amount within 28 days of the Participant being given notice of such determination.  If a Participant should fail to make payment within that period then, without prejudice to any other remedies which the Company may have, the Remuneration Committee may make a reduction of an equivalent amount to (i) any unvested Awards which the Participant may have under the Plan or any other employee share scheme operated by the Company and/or (ii) any future bonus payment which would otherwise have been payable,  and/or (iii) any salary payments or other remuneration which are due or would otherwise have been payable, in each case, to the extent permitted under applicable law; and

(b)                              in respect of any Nil-Cost Options that have not been exercised, to reduce the number of Shares subject to the Nil-Cost Option or to cancel the Nil-Cost Option in its entirety.

9                                      Exercise and lapse of Nil-Cost Options

A Nil-Cost Option can be exercised for the period of six months from the date it Vests at the end of which it will lapse.

A Nil-Cost Option can only be exercised by written notice to the Company or the Grantor in such form (including electronic form) as the Share Plan Committee or the Remuneration Committee may specify and on payment of the specified option price (if any). The date of exercise of the Nil-Cost Option will be the date of actual receipt of the notice.

10                               Leaving employment, death and other lapse

10.1                     Ceasing to be an employee other than as set out in Rule 10.2 and Rule 10.3

Except where rule 10.2 or rule 10.3 applies or where the Participant’s employer is sold (see rule 11), if a Participant ceases to be an employee of a Member of the Group, his Award will continue in effect, subject to the rules of the Plan, unless the Remuneration Committee determines that it may Vest on or soon after the date the employment ceases, on such basis as the Remuneration Committee may specify.  If, in accordance with Rule 3.1.7, an Award was granted on the basis that it will lapse on specified cessation of employment circumstances, it shall lapse in accordance with those circumstances.

10.2                     Cause

An Award which has not Vested will immediately lapse if:

10.2.1           the Participant ceases to be an employee for Cause; or

10.2.2           after he has ceased to be an employee, facts emerge which, if known at the time of cessation, would have amounted to Cause.

10.3                     Death

If a Participant dies, the Award will Vest in full on the date of death.

11                               Sale of employer and takeover of Prudential

11.1                     Exchange or Vesting on a Takeover or sale of employer

If there is a Takeover or if the Participant’s employer is sold, the Group Remuneration Committee, in its absolute discretion, will decide whether an Award will:

11.1.1           Vest in part or in full on the Takeover or sale becoming effective (and if the Award is a Nil-Cost Option, when it will lapse to the extent not exercised); and/or

11.1.2           continue in accordance with the rules of the Plan; and/or

11.1.3           lapse and, in exchange, the Participant will be granted an award under any other share or cash incentive plan which the Group Remuneration Committee, in its absolute discretion, considers to be broadly equivalent to the Award; and/or

11.1.4           be exchanged in accordance with rule 11.2.

Alternatively, the Group Remuneration Committee may allow the Participant to choose from two or more of the choices above.

For the avoidance of doubt, the Group Remuneration Committee need not make the same decision in relation to all affected Awards.

There is a “Takeover” if:

11.1.5           a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or

11.1.6           a court sanctions a compromise or arrangement under section 895 of the Companies Act 2006 in connection with the acquisition of Shares.

A Participant’s employer is sold if:

11.1.7           the Participant’s employing company ceases to be under the Control of the Company;

11.1.8           there is a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group nor any other company which is designated by the Group Remuneration Committee to be an associated company.

11.2                     Exchange of Awards

If an Award is to be exchanged, the following provisions will apply:

11.2.1           The new award will be in respect of shares in any body corporate determined by the company offering the exchange.

11.2.2           The new award shall have equivalent terms as the Award that was exchanged.

11.2.3           The new award will be treated as having been acquired at the same time as the Award that was exchanged and will Vest in the same manner and at the same time.

11.2.4           The new award will be subject to the rules as they last had effect in relation to the Award that was exchanged.

11.2.5           With effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under rule 11.2.1.

12                               Demergers and significant distributions

If the Group Remuneration Committee becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction not falling within rule 11 (takeovers) which, in the opinion of the Group Remuneration Committee, would affect the current or future value of any Award, the Group Remuneration Committee, may, acting fairly, reasonably and objectively, in their discretion, allow some or all Awards to Vest wholly or in part.

The Group Remuneration Committee will notify any Participant who is affected by its exercising its discretion under this rule.

13                               Tax

The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with the grant, Vesting, exercise, surrender or transfer of any Award and the transfer of Shares in connection with it or the payment or deferral of any Bonus. Notwithstanding anything else in these rules, the Company, any employing company or the trustee of any employee benefit trust from which Shares may be provided may make such arrangements as it considers necessary to recover the amount of any such liability from the Participant. These arrangements may include:

(i)                                  selling sufficient Shares on behalf of the Participant and retaining the proceeds; or

(ii)                               reducing the number of Shares to be transferred to the Participant under the Plan; or

(iii)                            deducting any amount from any cash payment due to the Participant under the Plan or otherwise.

14                               General

14.1                     Rights attaching to Shares

The Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the date of transfer. He will not be entitled to rights before that date.

14.2                     Shares to be listed

If and so long as Shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as practicable after their allotment.

14.3                     Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force anywhere in the world. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

14.4                     Articles of association

Any Shares acquired pursuant to Awards are subject to the articles of association of the Company from time to time in force.

14.5                     Documents sent to shareholders

The Company need not send to Participants copies of any documents or notices normally sent to the holders of its Shares.

14.6                     Committee’s decisions final and binding

The decision of the Group Remuneration Committee on the interpretation of the rules or in any dispute relating to Bonuses or Awards or any other matter relating to the Plan will be final and conclusive.

14.7                     Costs

Each employing company will, if requested by the Company, reimburse the Company for any costs incurred in connection with Bonuses or Awards made to employees of that company.

14.8                     Relationship of the Plan to the Participant’s employment

14.8.1           For the purposes of this rule, “Employee” means any Participant, any person who is eligible to become a Participant or any other person.

14.8.2           This rule applies:

(i)                                  whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)                             during an Employee’s employment or employment relationship; and

(iii)                          after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

14.8.3           Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

14.8.4           The grant of Bonuses or Awards on a particular basis in any year does not imply any right to or expectation of the grant of Bonuses or Awards on the same basis, or at all, in any future year.

14.8.5           No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all.

14.8.6           Without prejudice to an Employee’s right to acquire Shares on the Vesting of an Award and subject to and in accordance with the express terms of the rules and any performance condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to a Bonus or an Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule.

14.8.7           No Employee has any right to compensation for any loss in relation to the Plan, including:

(i)                                any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii)                             any exercise of a discretion or a decision taken in relation to a Bonus Award or an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)                          the operation, suspension, termination or amendment of the Plan.

14.8.8           The grant or Vesting of an Award is permitted only on the basis that the Participant accepts all the provisions of the rules, including in particular this rule. By participating in the Plan, an Employee waives all rights in relation to the Award, other than the right to acquire Shares on the Vesting of the Award subject to and in accordance with the express terms of the rules and any performance condition, in consideration for, and as a condition of, the grant of a Bonus or an Award under the Plan.

14.8.9           Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party.

14.8.10    Each of the provisions of this rule 14.8 is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

14.9                     Employee trust

The Company and any Member of the Group may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006.

14.10              Data protection

By participating in the Plan, the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

14.10.1    administering and maintaining Participant records;

14.10.2    providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

14.10.3    providing information to future purchasers of the Company or the business in which the Participant works;

14.10.4    transferring information about the Participant to any country.

14.11              Notices

Any notice or other document which has to be given to a Participant or prospective Participant under or in connection with the Plan may be:

14.11.1    delivered or sent by post to him at his home address according to the records of his employing company; or

14.11.2    sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Remuneration Committee or duly appointed agent may from time to time decide and notify to Participants) sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant in a different country to that from which the notice was sent will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.

15                               Changing the Plan

The Group Remuneration Committee may at any time change the Plan in any way (including changes to Awards already granted) and may add new Schedules to the rules.

16                               Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan, or any Bonus or any Award.

SCHEDULE 1

Restricted Share Awards

This Schedule 1 shall apply to any Award which takes the form of Restricted Shares. Restricted Shares may be granted to a Participant who has elected to pay income tax in respect of their Awards prior to the date of Vesting.

1                                      Definitions

1.1                            The meaning of words used for Awards will apply to Restricted Share Awards unless stated otherwise and unless the context otherwise requires.

1.2                            The rules applying to Awards will apply to Restricted Share Awards, except as set out below or as the context requires, as if references to Awards were references to Restricted Share Awards.

1.3                            Restricted Shares are the Shares comprised in a Restricted Share Award.

2                                      Restricted Share Agreement

A Participant who is to be made a Restricted Share Award must enter into an agreement prior to the Restricted Share Award being made (“Restricted Share Agreement”) which provides that:

2.1                            The Participant will waive any rights to dividends and voting rights until the date of Vesting;

2.2                            The Participant will enter into a tax election under Section 431 of the Income Tax (Earnings and Pensions) Act 2003 no later than 14 days after the date of grant of the Restricted Share Award;

2.3                            The Participant will not (except for transfer on death to their personal representatives or the sale of Shares to pay tax or the sale of some rights under a rights issue or similar transaction to enable the balance of such rights to be exercised) transfer or assign his Restricted Share Award or any Restricted Shares comprised in it before the Vesting Date and if he does the Restricted Share Award will lapse and the Restricted Shares will immediately be forfeit (meaning that the Restricted Shares will be transferred, with no consideration or compensation payable to the Participant, as the Company may direct);

2.4                            The Participant will sign any document requested by Company to enforce these rules and any terms of the Restricted Share Agreement;

3                                      Award

As soon as practicable after a Restricted Share Award has been made, the Company will procure that the relevant number of Restricted Shares are transferred to the Participant or another person to be held for the benefit of the Participant.

4                                      Tax

The Company may arrange for the sale of such number of Restricted Shares to meet any income tax or social security charges of the Participant.  Such sale may take place prior to the date of Vesting.

5                                      Rights in respect of Restricted Shares

5.1                            Except to the extent set out in the Restricted Share Agreement, a Participant shall have all the same rights as any other shareholder from the date of grant of the Restricted Share Award in respect of the Restricted Shares until the date the Restricted Share Award lapses and the Restricted Shares are forfeit, including any rights arising in the event of a variation in share capital.

5.2                            Any shares, securities, cash or other rights allotted to Participants in respect of Restricted Shares for no consideration, or with the proceeds of sale of such shares, securities, cash or rights (but not new consideration provided by the Participant) as a result of a variation in share capital, demerger, rights issue, special dividend or similar transaction shall be treated as if they were awarded to the Participant at the same time as the Restricted Shares in respect of which such shares, securities or rights were conferred and subject to the rules of the Plan and the terms of the Restricted Share Agreement as if they were Restricted Shares. The Company may require any cash held on this basis to be used to acquire other shares or securities which will be held on the same basis.

6                                      Date of Vesting

On the date of Vesting the restrictions set out in these rules and the Restricted Share Agreement shall cease to apply to the Restricted Shares.  If the Restricted Shares are held by a person for the benefit of the Participant (for example by the trustees of an employee benefit trust) then that person shall transfer the Restricted Shares to the Participant or as they may order.

7                                      Dividend Equivalents

As soon as practicable after the date of Vesting the Participant will receive additional Shares equivalent in value to dividends otherwise payable between the Date of Grant and the date of Vesting of the Restricted Share Award on the number of Shares released but for the avoidance of doubt not in respect of any Shares sold to pay income tax on the making of the Restricted Share Award. Any fractions will be aggregated and rounded down to the nearest whole Share.

SCHEDULE 2 United States

This Schedule 2 shall apply to an Award to the extent that it is (to such extent, a “US Award”):  (i) subject to the tax laws of the United States of America (the “US”), or (ii) reasonably expected to become or becomes subject to the tax laws of the US.  To take account of the tax laws of the US, the rules of this Schedule 2 shall override the rules of the Plan and any other Schedule to the extent that they are inconsistent with the rules of this Schedule 2, except that the rules of this Schedule shall not override any requirement under UK company law or the rules of the London or Hong Kong Stock Exchanges necessary for the lawful operation of the Plan in accordance with such law or rules.  For the avoidance of doubt, this Schedule 2 only applies to US Awards, and rule 8 of the Plan as modified by this Schedule 2 applies to all US Awards.

1                                      Intention of this Schedule 2

This Schedule 2 is intended to ensure that each US Award to which it applies complies with the requirements of Section 409A of the Internal Revenue Code, as amended from time to time and including regulations and other guidance that are issued with respect thereto (“Section 409A”), and shall override the rules of the Plan and any other Schedule. The rules of the Plan and this Schedule 2 shall, with respect to a US Award, be interpreted and administered in a manner that complies with the Internal Revenue Code, as amended from time to time (the “Code”), including Section 409A, and the other applicable laws of the United States of America.

2                                      Granting of US Awards

Section 409A requires that deferrals of compensation, including a grant of a US Award that defers a Bonus, be made in advance pursuant to certain rules and exceptions. Therefore, notwithstanding any other rules of the Plan, the following rules apply to the granting of US Awards.

2.1                  In General

All US Awards will be Conditional Awards.  The trustee of any employee trust shall not be the Grantor of a US Award, nor shall a US taxpayer have any interest whatsoever with respect to a US Award in any Shares or cash held by such a trustee or any such trust involved in the administration of the Plan.

2.2                  New Participant

For the year in which a Participant is first selected to participate in the Plan pursuant to rule 2 of the Plan, the Participant will be granted a US Award in accordance with the terms of an Award certificate that is provided to the Participant not later than thirty calendar days following the date on which the Participant is first selected to participate in the Plan.  That Award certificate must set forth at least the Date of Grant and the other terms described in rule 3.1 of the Plan, as well as any other terms required by this Schedule or Section 409A.  A US Award granted under this paragraph 2.2 shall not be in respect of any Bonus earned for services performed prior to the date on which the relevant Award certificate becomes irrevocable pursuant to paragraph 2.5 of this Schedule 2.

2.3                  US Awards Relating to Performance Pay

Except as provided in paragraph 2.2 of this Schedule 2, the Participant will be granted a US Award with respect to a Bonus that qualifies as Performance Pay, as defined below, in accordance with the terms of an Award certificate provided to the Participant not later than June 30th of the calendar year during which the Participant performs the services that earn such Bonus.  That Award certificate must set forth at least the Date of Grant and the other terms described in rule 3.1 of the Plan, as well as any other terms required by this Schedule or Section 409A.  To be granted a US Award under this paragraph 2.3, the Participant must have performed services continuously from the later of the beginning of the applicable performance period or the date the performance criteria were established, through to the date on which the relevant Award certificate becomes irrevocable pursuant to paragraph 2.5 of this Schedule 2.  Notwithstanding the foregoing, in no event may a US Award be granted under this paragraph 2.3 to defer a Bonus the amount of which becomes readily ascertainable, (within the meaning of US Treasury Regulation Section 1.409A-2(a)(8)) on or before June 30th of the calendar year during which the Participant performs the services that earn such Bonus.

For purposes of this Schedule 2, “Performance Pay” means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organisational or individual performance criteria relating to a performance period of at least twelve consecutive months. Performance criteria shall be considered “pre-established” only if they are irrevocably established in writing not later than ninety days after the commencement of the period of service to which the criteria relate and the outcome is substantially uncertain at the time the criteria are established. Performance criteria may be subjective criteria, as opposed to objective criteria, if:

(i)                       the subjective performance criteria are bona fide and relate to the performance of the Participant, a group of employees that includes the Participant, or a business unit for which the Participant provides services; and

(ii)                    the determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant (within the meaning of Section 267(c)(4) of the Code, applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.

In all respects, the term Performance Pay as used herein shall be interpreted in accordance with US Treasury Regulation Section 1.409A-1(e).

2.4                  US Awards Relating to Non-Performance Pay

Except as provided in paragraph 2.2 of this Schedule 2, the Participant will be granted a US Award with respect to a Bonus that does not qualify as Performance Pay, as defined above, in accordance with the terms of an Award certificate provided to the Participant not later than December 31st of the calendar year that immediately precedes the calendar year during which the Participant will perform the services that earn such Bonus.  That Award certificate must set forth at least the Date of Grant and the other terms described in rule 3.1 of the Plan, as well as any other terms required by this Schedule or Section 409A.

2.5                  Irrevocability

As required by Section 409A, the terms set forth in a US Award certificate shall become irrevocable as of the last day on which the US Award certificate is required to be provided to the Participant pursuant to this paragraph 2; provided, however, that if a Participant is not entitled to receive the Bonus to which a US Award relates, the Participant shall not be entitled to receive the US Award to the same extent.

The terms set forth in a US Award certificate shall not set forth any provision that grants any Member of the Group or the Participant the ability to affect the time or form of payment of the US Award, or the amount of the US Award, except to the extent specifically permitted under Section 409A.

The Group Remuneration Committee’s authority to amend the Plan or to change a US Award already granted pursuant to rule 15 of the Plan or otherwise shall not be exercised in a manner that would cause the Plan to fail to comply with the requirements of Section 409A with respect to the US Award.

2.6                  Form of US Award

A US Award that is granted to a Participant shall take the form of a Conditional Award and shall not take the form of a Nil-Cost Option or a Restricted Share Award.

3                                         Variations

If a US Award is to be adjusted pursuant to Rule 6 of the Plan, such adjustment shall be made in a manner that results in the US Award, as adjusted, complying with Section 409A.

4                                         Dealing Restriction

A Dealing Restriction will postpone the Vesting of a US Award under rule 7.1 of the Plan only to the extent that the postponement is permitted by Section 409A and, to the extent that rule 7.1 of the Plan would postpone Vesting beyond the date permitted by Section 409A, such US Award will lapse and be forfeited.

5                                         Review of US Awards

A US Award’s Vesting Date shall be postponed under rule 8.2 of the Plan only to the extent that the postponement is permitted by Section 409A and, to the extent that rule 8.2 of the Plan would postpone the Vesting Date beyond the date permitted by Section 409A, such US Award will lapse and be forfeited.

6                                         Ceasing to be an Employee

The Remuneration Committee will not exercise its discretion under rule 10.1 of the Plan to Vest a US Award in connection with the cessation of the Participant’s employment, unless the Remuneration Committee does so on or before the last day on which the US Award’s certificate is required to be provided to the Participant pursuant to paragraph 2 of this Schedule 2.  A US Award may not be released, transferred or paid on account of the cessation of employment of the Participant unless (1) the cessation qualifies as a “separation from service” (within the meaning that such phrase has for the purposes of Section 409A), and (2) if the Participant is a “specified employee” (within the meaning that such phrase has for the purposes of Section 409A), until six months after the specified employee’s separation from service or, if earlier, death.  The rules of 10.1 of the Plan will otherwise apply to a US Award.

7                                      Change in Control

7.1                  A US Award shall not be subject to rules 11 or 12 of the Plan. Instead, the US Award shall Vest automatically in full upon a Change in Control, as defined below, that affects:

(i)                       the company for whom the Participant is performing services at the time of the Change in Control;

(ii)                    a company that is liable for the payment of the US Award, but only if the US Award is attributable to services performed for such company or there is a bona fide business purpose for such liability and, in either case, no significant purpose of making such company liable for such payment is the avoidance of US income tax;

(iii)                   a Member of the Group that owns more than fifty percent of a company described in (i) or (ii) above; or

(iv)                a Member of the Group that is in a chain of companies in which each company owns more than fifty percent of another company in the chain, ending in a company described in (i) or (ii) above (companies described in (i) through (iv) shall be referred to as an “Affected Company”).

For purposes of this Schedule 2, a “Change in Control” means a change in the ownership or effective control of an Affected Company, or in the ownership of a substantial portion of the assets of an Affected Company, as those respective changes are defined in Code Section 409A(a)(2)(A)(v) and US Treasury Regulation 1.409A-3(i)(5).

7.2                  This paragraph 7 of this Schedule 2 shall apply to determine the extent to which a US Award granted to a Participant Vests upon any event that affects the ownership or control of any company or its assets, notwithstanding any plan, policy or other arrangement the rules of which would require the Vesting of a US Award upon terms other than those described in this paragraph 7.  A Participant’s right to a US Award and the Bonus to which it relates shall, in accordance with rule 14.8.8 of the Plan, be conditioned on the Participant consenting to the application of this paragraph 7 and the other provisions of this Schedule, notwithstanding the terms of any other plan, policy or other arrangement, which consent is deemed to have been given by the Participant accepting such right and not objecting in advance and in writing.

8                                         Tax

Any deduction from or disposal of a US Award or related Shares under rule 13 of the Plan is permitted only to the extent that the deduction or disposal is permitted under Section 409A.

NEITHER THE COMPANY NOR ANY OTHER MEMBER OF THE GROUP MAKES REPRESENTATIONS OR WARRANTIES REGARDING THE TAXATION OF US AWARDS, BONUSES, SHARES OR ANY OTHER BENEFITS UNDER THE PLAN, INCLUDING THEIR TAX-DEFERRED NATURE OR COMPLIANCE WITH SECTION 409A OR ANY OTHER APPLICABLE LAW.  NEITHER THE COMPANY NOR ANY OTHER MEMBER OF THE GROUP IS LIABLE TO A PARTICIPANT OR ANY OTHER PERSON FOR ANY TAXES, PENALTIES, INTEREST OR OTHER DAMAGES INCURRED AS A RESULT OF ANY FAILURE TO COMPLY WITH ANY APPLICABLE TAX OR OTHER LAW, INCLUDING SECTION 409A, REGARDLESS OF WHETHER THE FAILURE WAS INADVERTENT OR INTENTIONAL.

9                                         Trust

9.1                            Nothing in the Plan or this Schedule 2 requires the Company or any other Member of the Group to make any contributions or create any fund, or to otherwise segregate assets, with respect to a US Award.  A Participant’s interest in a US Award shall be notional only, and without limiting the generality of the foregoing, a Participant shall have no interest whatsoever in any Shares or cash held by any trust involved in the administration of the Plan.  US Awards, Shares, and cash amounts shall be and remain subject to the claims of the Grantor’s general creditors until the settlement of the US Award.

9.2                            Any money, shares or other assets that are held in trust pursuant to rule 14.9 of the Plan shall not be used to satisfy the obligations of the Company or any Member of the Group to a Participant with respect to a US Award, except to the extent that:

(i)                                   such trust and such money, shares or other assets held by such trust are located within the jurisdiction of the United States of America, and

(ii)                                the assets of the trust remain subject to the claims of the Company’s and the Members of the Group’s creditors in the event of insolvency.

10                                  Discretion

The Remuneration Committee shall not exercise any discretion under the Plan with respect to a US Award without determining that such exercise of discretion is permitted under Section 409A.  In no event will a Participant have the right to designate the year in which Shares are transferred to the Participant in satisfaction of any US Award.

11                                  Claims Procedure

Claims with respect to US Awards shall be submitted to the Remuneration Committee.  The Remuneration Committee shall make each claim determination with respect to a US Award in a uniform and non-discriminatory manner within 90 days (in the case of a claim for disability benefits, within 45 days) after the Remuneration Committee receives the claim for benefits.  The Remuneration Committee shall during that period grant the claim, deny the claim, or notify the claimant that special circumstances require an extension of time for the processing of the claim and the extended date by which a decision will be rendered.  Any such extension shall not exceed 180 days from the original notice;  provided that, in the case of a claim for disability benefits, any such extension shall not exceed 75 days from the original notice and must be necessary due to matters beyond the Remuneration Committee’s control.  The Remuneration Committee may further extend the time for the processing of a claim for disability benefits for up to an additional 30 days, provided that (a) due to matters beyond the Remuneration Committee’s control a decision cannot be rendered during such 75-day period, and (b) the Remuneration Committee notifies the claimant, prior to the expiration of such 75-day period, that special circumstances require such an extension of time for the processing of the claim and of the extended date by which a decision will be rendered.  A notice of the extension of time for the processing of a claim for disability benefits shall specifically explain the standard on which entitlement to the benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least 45 days within which to provide the specified information.

During the applicable claims review period (including permitted extensions), the Remuneration Committee shall give the claimant notice of any whole or partial denial of the claimant’s claim for benefits, as well as of any other adverse benefit determination.  The notice shall set forth the specific reasons for the adverse benefit determination, shall reference to the specific Plan provisions on which the determination is based, shall describe any additional material or information necessary for the claimant to perfect his or her claim and why such material or information is necessary, shall advise the claimant that he or she may submit an appeal of the determination to the Remuneration Committee within 180 days after receipt of such notice, and shall include a statement of any right that the claimant has to bring a civil action under Section 502 of the Employee Retirement Income Security Act of 1974, as amended, following an adverse benefit determination on review.  In addition, a notice of an adverse determination with respect to a claim for disability benefits shall be provided in a culturally and linguistically appropriate manner and shall set forth: (1) a discussion of the decision, including an explanation of the basis for disagreeing with or not following (a) the views presented by the claimant of health care professionals treating the claimant and vocational professionals who evaluated the claimant, (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, and (c) a disability determination regarding the claimant presented by the claimant to the plan made by the Social Security Administration; (2) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of change upon request; (3) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the plan do not exist; and (4) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

The claimant may submit an appeal of a benefit claim determination to the Remuneration Committee within 180 days after the claimant’s receipt of the notice of the determination.    Failure of the individual to file an appeal with the Remuneration Committee within the allowable 180-day period will constitute an irrevocable consent by the individual to the Remuneration Committee’s decision, and the Remuneration Committee’s notice described above shall so state.

The appeal shall provide a full and fair review of the claimant’s claim for benefits and the adverse benefit determination that takes into account all comments, documents , records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The claimant may submit written comments, documents, records, and other information relating to the claim for benefits in connection with the appeal.  The claimant will also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, both in connection with the appeal and any adverse benefit determination. The appeal shall be reviewed by an individual who was not a party who made the initial adverse benefit determination nor a subordinate of such a party. The review will not afford deference to the initial adverse benefit determination and shall take into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was previously submitted or relied upon in the initial determination. The determination on appeal shall identify the medical or vocational experts whose advice was obtained on behalf of the plan in connection with any adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination.

Before issuing an adverse benefit determination on appeal relating to a disability benefit claim, the Remuneration Committee shall provide the claimant, free of charge, with any new or additional evidence considered, relied upon, or generated on behalf of or at the direction of the individual making the benefit determination in connection with the claim.  Such evidence must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on appeal is required to be provided to give the claimant a reasonable opportunity to respond prior to that date.  In addition, before issuing an adverse benefit determination on appeal relating to a disability benefit claim based on a new or additional rationale, the Remuneration Committee shall provide the claimant, free of charge, with the new or additional rationale as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date.

Within 60 days (in the case of a claim for disability benefits, within 45 days) after receipt of the request for review, the Remuneration Committee shall notify the claimant either as to the decision on the appeal or that special circumstances require an extension of time for processing the claim.  If the Remuneration Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day (in the case of a claim for disability benefits, 45-day) period.  In no event shall such extension exceed a period of 60 days (in the case of a claim for disability benefits, 45 days) from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the plan expects to render the determination on review.

Notwithstanding the prior paragraph, if the Remuneration Committee holds regularly scheduled meetings at least quarterly, then with respect to benefit claims other than claims for disability benefits: (a) the notice required by the prior paragraph shall instead be provided no later than the date of the meeting of the Remuneration Committee that immediately follows the receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting; (b) if the request for review is filed within 30 days preceding the date of such meeting, such notice may be provided by no later than the date of the second meeting following the receipt of the request for review; and (c) if special circumstances require a further extension of time for processing such a claim, the notice shall be provided not later than the third meeting following receipt of the request for review.  If such an extension of time for review is required because of special circumstances, the Remuneration Committee shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension.

During the applicable review period on appeal (including permitted extensions), the Remuneration Committee shall give the claimant notice of the benefit determination on review.  The notice shall set forth the specific reasons for the determination, shall reference to the specific Plan provisions on which the determination is based, shall state that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and shall include a statement of any right that the claimant has to bring a civil action under Section 502 of the Employee Retirement Income Security Act of 1974, as amended.  In addition, a notice of an adverse determination with respect to a claim for disability benefits shall be provided in a culturally and linguistically appropriate manner and shall set forth: (1) a discussion of the decision, including an explanation of the basis for disagreeing with or not following (a) the views presented by the claimant of health care professionals treating the claimant and vocational professionals who evaluated the claimant, (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, and (c) a disability determination regarding the claimant presented by the claimant to the plan made by the Social Security Administration; (2) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of change upon request; and (3) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the plan do not exist.

A notice of benefit determination, whether initial or on review, shall in any event be provided as soon as possible, but not later than the date required by this claims procedure.